PROSPECTUS SUPPLEMENT NO. 1                     Filed pursuant to Rule 424(b)(3)
(To Prospectus dated September 12, 2002)             Registration No. 333-98947


                                 325,600 Shares

                            [IntegraMed America Logo]

                                  Common Stock
                         ------------------------------

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated September 12, 2002 relating to the 325,600 shares of common stock, including 105,600 shares to be issued upon the exercise of warrants, to be sold at various times at market prices prevailing at the time of sale or at privately negotiated prices.

The table on page 19 of the prospectus, which set forth information with respect to the selling stockholders and the respective amount of shares of common stock beneficially owned by each selling stockholder is hereby amended as follows:

   The deletion from the prospectus of:

   H. C. Wainwright & Co., Inc.             6,160(11)     6,160      -        *
   Julia Aryeh                              8,800(11)     8,800      -        *

   and the substitution of the following:

   Julia Aryeh                              14,960(11)    14,960     -        *
   ---------------
   (11) Consists of shares of common stock underlying warrants currently exercisable at an exercise price of $6.25 per share.

The prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes. All reference in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)"

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this Prospectus Supplement is June 17, 2003.